                                                                       EXHIBIT 3

================================================================================




                                STOCK AGREEMENT


                                 BY AND BETWEEN


                         COLLINS & AIKMAN PRODUCTS CO.


                                      AND


                               RONALD T. LARIZZA




                      ___________________________________

                         DATED AS OF SEPTEMBER 26, 1995
                      ___________________________________





================================================================================

                               TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----

1.   Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1     Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2     Prohibited Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

2.   Representations and Warranties of Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     2.1     Authorization, Validity and Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     2.2     No Conflict; Required Filings and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     2.3     Ownership of Owned Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     2.4     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

3.   Representations and Warranties of Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     3.1     Authorization, Validity and Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     3.2     No Conflict; Required Filings and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     3.3     Purchase Not for Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     3.4     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

4.   Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     4.1     Voting of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     4.2     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

5.   General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.2     Assignment; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.3     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.4     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.5     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.6     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.7     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.9     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     5.10    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10




                                STOCK AGREEMENT

                 Stock Agreement (this "Agreement"), dated as of September 26, 1995, by and between Collins & Aikman Products Co., a Delaware corporation ("Parent"), and Ronald T. Larizza, individually and as trustee under the Trust Agreement (the "Trust Agreement"), dated July 20, 1989 (in such capacities, "Stockholder").

                                    RECITALS

                 A. Parent, LRI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Larizza Industries, Inc., an Ohio corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), pursuant to which the parties thereto have agreed, on the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger").

                 B. As of the date hereof, Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of, 7,910,906 shares (the "Owned Shares") of Common Stock, no par value, of the Company ("Company Common Shares").

                 C. As of the date hereof, Stockholder is the Voting Trustee pursuant to an Amended and Restated Voting Trust Agreement, dated as of May 4, 1994, as amended, among Stockholder, the Company, as depositary, and the shareholders set forth on the signature pages thereto (the "Voting Trust Agreement"), which vests in the Stockholder the power to vote 3,272,177 additional Company Common Shares as Voting Trustee (the "Voting Trust Shares").

                 D. As a condition to its willingness to enter into the Merger Agreement, Parent has required that, simultaneously with the execution of the Merger Agreement, Stockholder agree to the matters set forth herein.

                 E. In consideration of Parent and Merger Sub entering into the Merger Agreement, Stockholder is willing to enter into this Stock Agreement.

                                  1.   OPTION

                 1.1 Option. (a) Stockholder hereby grants to Parent an irrevocable option (the "Option") to purchase, on the terms and subject to the conditions set forth herein, all of the Owned Shares, together with (i) any additional shares of capital stock of the Company which Stockholder is or becomes entitled to receive from the Company by reason of being a record holder of the Owned Shares, (ii) any securities or other property into which any such Owned Shares shall have been or shall be converted or changed, whether by amendment to the Articles of Incorporation of the Company, merger, consolidation, reorganization, capital change or otherwise, (iii) any additional Company Common Shares acquired by Stockholder as the result of Stockholder exercising an option, warrant or other right to acquire shares of capital stock from the Company (all of the foregoing hereinafter collectively referred to as the "Additional Owned Shares"), and (iv) any shares of capital stock referred to in clauses (i),
(ii), and (iii) above that are issued or issuable in respect of Additional Owned Shares (the Owned Shares, the Additional Owned Shares and any securities referred to in clause (iv) above hereinafter collectively referred to as the "Option Shares").

                 (b) Subject to the conditions set forth in Section 1.1(f), the Option may be exercised in whole but not in part by notice given by Parent to Stockholder at any time prior to the Drop Dead Date (as defined in the Merger Agreement).

                 (c) In the event Parent wishes to exercise the Option, Parent first will send a written notice to Stockholder specifying a place, date (not less than two business days nor more than 60 calendar days from the date such notice is given) and time for the closing of the purchase of the Option Shares (the "Closing").

                 (d) The total price payable to Stockholder upon exercise of the Option will be equal to the product of (i) the Merger Price (as defined in the Merger Agreement) and (ii) the number of Option Shares.

                 (e) At the Closing, Stockholder will deliver to Parent a certificate or certificates representing the Option Shares, duly endorsed for transfer or accompanied by appropriate stock powers, duly executed in blank, and Parent will deliver to Stockholder the consideration to which Stockholder is entitled pursuant to Section 1.1(d). Transfer taxes and similar charges (but not income taxes), if any, imposed as a result of the exercise of the Option will be paid by Parent.

                 (f) The obligations of Parent and Stockholder to consummate the purchase and sale of the Option Shares pursuant to this Section
1.1 will be subject to the fulfillment of the following conditions:

                             (i) The expiration or termination of the waiting period, if any, applicable to the consummation of such transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"); and

                            (ii)  Neither of the parties hereto shall be
         subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of such transactions.

Each of the parties will promptly make all such filings and take all such actions as may be reasonably required in order to permit the lawful exercise of the Option, as promptly as possible, including without limitation all filings and other actions required by Section 1.1(f).

                 (g) Notwithstanding any other provision hereof, Parent may not exercise the Option unless, prior to or simultaneously therewith, Parent waives all conditions to its obligations to complete the Merger in
Section 4.1 of the Merger Agreement, except for the conditions set forth in Sections 4.1.4, 4.1.5 and 4.1.6.

                 1.2      Prohibited Transfers.    Stockholder will not during
the term of the Option, except pursuant to this Agreement or the Merger Agreement, (a) sell, pledge or otherwise dispose of any Option Shares or any interest therein, (b) deposit any Option Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Option Shares or grant any proxy with respect thereto (other than to Parent or its affiliates or to vote in favor of adoption of the Merger Agreement or the approval of the Merger), or (c) enter into any contract, option or other arrangement or undertaking with respect to the foregoing or the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Company Common Shares or any interest therein.


               2.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

                 Stockholder hereby represents and warrants to Parent as follows:

                 2.1 Authorization, Validity and Effect of Agreement. Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency, so-called fraudulent transfer and other terms affecting creditors' rights generally and to general equitable principles (such exception, the "Bankruptcy Exception").

                 2.2 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Stockholder do not, and the consummation by Stockholder of the transactions contemplated hereby and thereby will not, (i) subject to making the filings and obtaining the approvals identified in Section 2.2(b), conflict with or violate any order, judgment or decree applicable to Stockholder or by which Stockholder or any Option Shares is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any Option Shares (other than liens, changes or related agreements which will be fully discharged prior to the Closing) pursuant to, any contract, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected.

                 (b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement and the consummation by Stockholder of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) the notification requirements under the HSR Act.

                 2.3 Ownership of Owned Shares. Stockholder is the sole record and beneficial owner of the Owned Shares, and at the Closing the Owned Shares will be so owned free and clear of any security interests, liens, charges, encumbrances, equities, claims, options (other than the Option), proxies, stockholder agreements or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares or any interest therein but excluding any restriction arising under securities laws) except pursuant to this Agreement. The Owned Shares and the Voting Trust Shares constitute all of the Company Common Shares owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by Stockholder.

                 2.4 No Brokers. Stockholder has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.



                 3.   REPRESENTATIONS AND WARRANTIES OF PARENT

                 Parent hereby represents and warrants to Stockholder as follows:

                 3.1 Authorization, Validity and Effect of Agreement. Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy Exception.

                 3.2      No Conflict; Required Filings and Consents.    (a)
The execution and delivery of this Agreement by Parent do not, and the consummation by Parent and of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent, (ii) subject to making the filings and obtaining the approvals identified in Section 3.2(b), conflict with or violate any regulation, order, judgment or decree applicable to Parent or by which any property or asset of Parent is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent pursuant to, any contract, agreement or other instrument or obligation to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected.

                 (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation by Parent of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Exchange Act and (ii) the notification requirements under the HSR Act.

                 3.3 Purchase Not for Distribution. The Option and the securities to be acquired upon exercise of the Option (the "Acquired Shares") are and will be acquired by Parent without a view to the public distribution thereof and neither this Option nor any Acquired Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws.

                 3.4 No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Stockholder to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                             4.   CERTAIN COVENANTS

                 4.1 Voting of Shares. (a) Stockholder will, with respect to (i) all Owned Shares, (ii) any other Option Shares that he owns of record or beneficially on the record date for voting at the meeting of stockholders called to consider and vote upon the Merger (the "Stockholder Meeting"), and (iii) all Voting Trust Shares, vote or cause to be voted such Option Shares and Voting Trust Shares (or execute or cause to be executed written consents with respect to such Option Shares and Voting Trust Shares)
(A) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (B) against any Alternative Proposal (as defined in the Merger Agreement), and (C) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at the Stockholder Meeting.
Stockholder acknowledges receipt and review of a copy of the Merger Agreement, provided, however, that nothing in this Section 4.1(a) will be deemed to restrict or prohibit any action or failure to take action to the extent taken or omitted to be taken by Stockholder in his capacity as a director or the Company which is done or not done, as the case may be, in conformity with the standards set forth in the Merger Agreement.

                 (b) Following the acquisition of the Option Shares by Parent upon the exercise of the Option, Parent will, with respect to the Option Shares that it owns of record or beneficially on the record date for the Stockholder Meeting, vote or cause to be voted such Option Shares (or execute or cause to be executed written consents with respect to such Option Shares)
(i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any Alternative Proposal, and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at the Stockholder Meeting.

                 4.2 No Solicitation. Prior to the Effective Time of the Merger (as defined in the Merger Agreement), (a) Stockholder will not, and will cause his agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by him to represent him personally) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, and (b) Stockholder will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him, provided, however, that nothing in this Section 4.2 will be deemed to restrict or prohibit any action or failure to take action to the extent taken or omitted to be taken by Stockholder in his capacity as a director of the Company which is done or not done, as the case may be, in conformity with the standards set forth in the Merger Agreement.

                 4.3 Certain Indebtedness. Prior to the Effective Time of the Merger, Stockholder will pay or prepay all indebtedness of Stockholder or any trust or other entity that is an affiliate (as the term "affiliate" is defined in Rule 405 under the Securities Act of 1933, as amended) of Stockholder controlled by Stockholder to the Company or any subsidiary of the Company.

                 4.4 Limitation on Competition. For a period of two years from the Closing Date (as defined in the Merger Agreement), Stockholder will not, and will cause each of his Affiliates not to, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner or representative in connection with, any profit or not-for-profit business or enterprise that is engaged in the manufacture or sale of plastic components or interior trim to the automotive original equipment manufacturing industry (as currently conducted by the Companies) in the United States, Canada or elsewhere. Stockholder acknowledges that a breach of this Section 4.3 will cause irreparable damage to the Surviving Corporation the exact amount of which will be difficult or impossible to ascertain, and that the Surviving Corporation's remedies at law for any such breach will be inadequate. Accordingly, Stockholder agrees that upon a breach of this Section 4.3, the Surviving Corporation will be entitled to injunctive or other equitable relief.


                            5.   GENERAL PROVISIONS

                 5.1 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

If to Parent, to:                                                  If to Stockholder, to:

Collins & Aikman Products Co.                                      Ronald T. Larizza
701 McCullough Drive                                               c/o Larizza Industries, Inc.
Charlotte, North Carolina 28232                                    201 West Big Beaver Road
Attention:  Chief Executive Officer                                Suite 1040
Fax No.:    (704) 548-2208                                         Troy, Michigan  48084
                                                                   Fax No.:  (801) 524-4996

With copies to:                                                    With copies to:

Collins & Aikman Products Co.                                      Stephen J. Lebowski
210 Madison Avenue, 6th Floor                                      7125 Orchard Lake Road
New York, New York  10016                                          Suite 302
Attention:  Elizabeth Philipp, Esq.                                West Bloomfield, Michigan 48322-3615
Fax No.:    (212) 578-1269                                         Fax No.:  (810) 626-0741


             -and-

Jones, Day, Reavis & Pogue
599 Lexington Avenue
New York, New York  10022
Attention:  Robert A. Profusek, Esq.
Fax No.:    (212) 755-7306

or to such other address as any party shall specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or three days after having been mailed.

                 5.2 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either of the parties hereto (whether by operation of law or otherwise). This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                 5.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

                 5.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

                 5.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than both, but together signed by both of the parties hereto.

                 5.6 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

                 5.7 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders, and words denoting natural persons will include corporations and partnerships and vice versa.

                 5.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                 5.9 Termination. If Parent has not theretofore purchased the Option Shares pursuant to the Option or not then given notice of its desire to exercise the Option pursuant to Section 1.1(c), this Agreement will terminate automatically immediately upon the occurrence of the Drop Dead Date (as defined in the Merger Agreement).

                 5.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof and other appropriate equitable relief only (but excluding monetary damages). With respect to any intentional breach, the parties will be entitled to any remedy at law or in equity.



               [Remainder of this page left intentionally blank.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                             COLLINS & AIKMAN PRODUCTS CO.

                                             By: /s/ THOMAS E. HANNAH
                                                ---------------------------
                                                Name:  Thomas E. Hannah
                                                Title: President and Chief
                                                       Executive Officer



                                                 /s/ RONALD T. LARIZZA
                                                 --------------------------
                                                   Ronald T. Larizza,
                                                   Individually and as
                                                   Trustee of the Trust
                                                   Created by the Trust
                                                   Agreement